FOR IMMEDIATE RELEASE	TSX symbol: CTI

Chemokine Therapeutics to Present at Rodman & Renshaw

Techvest 2nd Annual Global Healthcare Conference

Vancouver, BC (May 2, 2005) – Chemokine Therapeutics Corp. (Toronto Stock Exchange: CTI), a biotechnology company developing drugs in the field of chemokines and cytokines, today announced that Dr. Hassan Salari, President and CEO, will be presenting at the Rodman and Renshaw Techvest 2nd Annual Conference in Paris, France on Thursday May 5, 2005.  Dr. Salari will provide an update on Chemokine Therapeutics’ novel products and their potential for broad applications in cancer, immune system disorders, cardiovascular disease and peripheral vascular disease.

When:

Thursday May 5th at 8:40 CEST / 2:40 EDT

How:

The live broadcast of the presentation can be accessed through our website at www.chemokine.net.  After the presentation date, the webcast will be archived on our website.

Hassan Salari, Ph.D.

Dr. Salari has a Ph.D. degree from the University of Southampton, UK, Department of Microbiology. Throughout his academic career, Dr. Salari has published over 150 scientific articles and book chapters on various immunology topics and autoimmune diseases. Dr. Hassan Salari has led Chemokine Therapeutics as Chairman, President and Chief Executive Officer since its inception July 1998.

About Chemokine Therapeutics Corp. (Toronto Stock Exchange: CTI)

Chemokine Therapeutics is a biotechnology company developing drugs in the field of chemokines and cytokines, a family of small, soluble proteins, which signal stem cell transport and growth into mature cells.  These stem cells are master primitive cells, capable of producing billions of mature cells necessary for repair and regeneration. Chemokines and cytokines also play an important role in cancer and autoimmune disorders which can paradoxically contribute to the survival and growth of such diseases. The Company has two product candidates in clinical trials; CTCE-0214, for immune system recovery, and CTCE-9908, to prevent the spread of cancer and its continued growth. In addition, Chemokine maintains a drug discovery program to identify new chemokine-based drug candidates. Pharmaceutical Product Development, Inc. (PPDI) and Procter & Gamble Pharmaceuticals, Inc. have signed strategic agreements with Chemokine to collaborate on research and development. For more information, please visit our website at www.chemokine.net.

Chemokine Therapeutics Corp.

Ian Harper

Director of Investor Relations & Corporate Development

Phone: (604) 822-0305

E-mail: iharper@chemokine.net